      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 12, 2000

                                                              REG. NO. 333-93391
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                          AMENDMENT NO. 5 TO FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------
                            HAWKER PACIFIC AEROSPACE
             (Exact name of registrant as specified in its charter)

                                   CALIFORNIA
         (State or other jurisdiction of incorporation or organization)

                                   95-3528840
                      (I.R.S. Employer Identification No.)

                            HAWKER PACIFIC AEROSPACE
                               11249 SHERMAN WAY
                              SUN VALLEY, CA 91352
                                 (818) 765-6201
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                  PHIL PANZERA
                            EXECUTIVE VICE PRESIDENT
                            HAWKER PACIFIC AEROSPACE
                               11249 SHERMAN WAY
                              SUN VALLEY, CA 91352
                                 (818) 765-6201
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                WITH A COPY TO:
                           YVONNE WONG CHESTER, ESQ.
                     TROY & GOULD PROFESSIONAL CORPORATION
                       1801 CENTURY PARK EAST, SUITE 1600
                         LOS ANGELES, CALIFORNIA 90067
                                 (310) 553-4441

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                         ------------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                 AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
        SECURITIES TO BE REGISTERED               REGISTERED            PER SHARE              PRICE          REGISTRATION FEE
Common Stock, no par value.................  1,433,881 shares (1)       $6.72 (2)           $9,635,680             $2,544
Common Stock, no par value.................   125,000 shares (3)        7.37 (4)              921,250                243
Common Stock, no par value.................   50,000 shares (3)         2.85 (4)              142,500                38
Common Stock, no par value.................  222,716 shares (3)         8.00 (4)             1,781,728               471
Total Registration Fee.....................                                                                       $3,296(5)

(1) Represents shares of common stock issuable upon conversion of the 8%
    Series C convertible preferred stock described herein, including stock dividends on the Series C. In accordance with Rule 416, there is also being registered hereunder such indeterminate number of additional shares of Common Stock as may become issuable upon conversion of the convertible preferred stock to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee. Based, pursuant to Rule 457, on the average of the high and low sale prices of Registrant's common stock as reported on the Nasdaq National Market on December 20, 1999.

(3) Represents shares issuable upon exercise of warrants. In accordance with Rule 416, there is also being registered hereunder such indeterminate number of additional shares of common stock as may become issuable upon exercise of the warrants to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4) Based, pursuant to Rule 457, on the exercise price of the warrants referred to in note (3) above.

(5) Previously paid.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    SUBJECT TO COMPLETION, DATE MAY 12, 2000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT AND THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                1,831,597 SHARES

                            HAWKER PACIFIC AEROSPACE

                                  COMMON STOCK

                               ------------------

    Hawker Pacific Aerospace is a leading provider of aviation maintenance services for major commercial airlines, air cargo operators, domestic government agencies, aircraft leasing companies, parts distributors and OEMs. The shareholders named in this prospectus are offering for sale from time to time up to 1,831,597 shares of our common stock. The specific terms and conditions of the shares being offered are in the Selling Shareholders section of this prospectus.

    We will receive the exercise price of the warrants described in this prospectus to the extent they are exercised, but we will not receive any proceeds in connection with the sale of the shares by the selling shareholders. See "Use of Proceeds."

    Our common stock is traded on the Nasdaq National Market under the symbol "HPAC." On April 17, 2000, the last sale price for the common stock as reported on the Nasdaq National Market was $6.75.

    We will bear the costs and expenses of registering the shares offered by the selling shareholders. The selling shareholders will bear any commissions and discounts attributable to sales of the shares.

    YOUR INVESTMENT IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. BEFORE PURCHASING ANY SHARES, YOU SHOULD CONSIDER CAREFULLY THE RISKS DESCRIBED UNDER "RISK FACTORS" BEGINNING ON PAGE 2.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                  The date of this prospectus is May   , 2000

                                  THE COMPANY

    Hawker Pacific Aerospace is a leading provider of aviation maintenance services. We repair and overhaul aircraft and helicopter landing gear, hydromechanical components (including spillway radial gates, penstocks, shut-off devices, trashracks, hydraulic devices, mobile intake cleaning machines and roll-on/roll-off facilities), wheels, and braking systems for a diverse international customer base, including major commercial airlines, air cargo operators, domestic government agencies, aircraft leasing companies, parts distributors and OEMs. Our principal executive offices are located at 11249 Sherman Way, Sun Valley, California 91352 and our telephone number is (818) 765-6201.

    We have retained the aerospace investment banking team of First Union Securities, including its mergers and acquisitions group (formerly Bowles Hollowell Conner), to advise our board of directors on alternatives for maximizing shareholder value.

                           FORWARD LOOKING STATEMENTS

    This prospectus contains so-called forward-looking statements within the meaning of the federal securities laws. These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as "anticipate," "expect," "intend," "plan," "will," "we believe," "management believes" and similar language. All forward-looking statements are based on our current expectations and are subject to certain risks, uncertainties and assumptions. Our actual results may differ materially from results anticipated in these forward-looking statements. We base our forward-looking statements on information currently available to us, and we assume no obligation to update them.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS WHEN EVALUATING AN INVESTMENT IN THE SHARES OFFERED HEREBY.

NEGATIVE ECONOMIC TRENDS IN THE AVIATION INDUSTRY MAY DECREASE DEMAND FOR OUR
  PRODUCTS

    We derive our sales and operating income from the services and parts we provide to our customers in the aviation industry. Therefore, our business is directly affected by economic factors and other trends that affect our customers in the aviation industry, including a possible decrease in aviation activity, a decrease in outsourcing by aircraft operators or the failure of projected market growth to materialize or continue. When such economic and other factors adversely affect the aviation industry, they tend to reduce the overall demand for our products and services and decrease our sales and operating income.

OUR RESULTS OF OPERATIONS FLUCTUATE DUE TO TIMING OF ORDERS AND PERFORMANCE

    A number of factors affect our operating results, including the timing of orders for the repair and overhaul of landing gear and fulfillment of such contracts, the timing of expenditures to manufacture parts and purchase inventory in anticipation of future services and sales, parts shortages that delay work in progress, general economic conditions and other factors. Although we have several long-term agreements to service multiple aircraft, we receive sales under these agreements only when we actually perform a repair or overhaul.

    Because the average time between landing gear overhauls is seven years, the work orders that we receive and the number of repairs or overhauls that we perform in particular periods may vary significantly causing our quarterly sales and results of operations to fluctuate substantially. Our inability to predict the timing of the actual receipt of such orders often causes significant variations between forecasts and actual orders. In addition, our need to make significant expenditures to support new aircraft in advance of generating revenues from repairing or overhauling such aircraft may cause our quarterly operating results to fluctuate. Furthermore, if we reschedule the shipment of any large order, or portion thereof, or experience any production difficulties or delays, our quarterly operating results could be materially adversely affected.

OUR INTERNATIONAL OPERATIONS ARE AFFECTED BY RISKS ADDITIONAL TO THE RISKS AFFECTING OUR DOMESTIC OPERATIONS

    We currently have a subsidiary in the United Kingdom and a division in the Netherlands. A number of risks affect international operations that are in addition to the risks which affect both our domestic and international operations, including longer accounts receivable collection periods, greater difficulty in accounts receivable collections, unexpected changes in regulatory requirements, foreign currency fluctuations, import and export restrictions and tariffs, difficulties and costs of staffing and managing foreign operations, potentially adverse tax consequences, political instability, compliance with multiple, potentially conflicting laws and the impact of business cycles and economic instability outside the United States. These risks may cause some of our products already in stock to no longer be saleable in a particular foreign country, may require us to charge more for our products than competitors located in a particular country because they are not subject to the import tariffs and restrictions, or may require us to charge more for our services in order to cover the additional costs of complying with conflicting laws or managing foreign operations.

    We make sales principally in United States dollars and British pounds, and to a lesser extent in Dutch guilders. We make substantial inventory purchases in French francs from such suppliers as Messier Services, Societe D'Applications Des Machines Motrices and Eurocopter France. Our Netherlands facility makes inventory purchases primarily in United States dollars, and sales and operating expenses partially in Dutch guilders. To date, currency fluctuations or inflation have not significantly affected our business. However, significant fluctuations in currency exchange rates could increase the price of Hawker's products in particular countries, reducing sales in that country.

MANY COMPETITORS AND INDUSTRY CONSOLIDATION MAY REDUCE OUR SALES

    We believe that the primary competitive factors in our marketplace are quality, price, rapid turnaround time and industry experience. We compete primarily with various repair and overhaul organizations, which include the service arms of OEMs, the maintenance departments or divisions of large air carriers and independent organizations such as The BF Goodrich Company, Sogerma/Revima and AAR. Our major competitors in the hydromechanical components business include AAR and OEMs such as Sunstrand, Messier-Bugatti, Parker Hannifin Corporation and Lucas. As we move into new geographic or product markets we will encounter new competitors. Certain of our competitors have substantially greater financial, technical, marketing and other resources than us. In addition, we expect that industry consolidations and alliances due to the trend in the aviation industry toward outsourcing of repair and overhaul services will create new competitors in our industry. These competitors may adapt more quickly to changes in customer requirements, may have stronger customer relationships and greater name recognition and may have greater resources to devote towards the development, promotion and sale of their products than us. These competitive pressures may cause us to lose customers or market share or reduce the price of our services and products thereby decreasing our income from operations.

OUR SALES MAY BE DELAYED OR REDUCED IF THE GOVERNMENT DENIES US MATERIAL
APPROVALS

    The Coordinating Agency for Supplier Evaluation ("CASE"), formed by commercial airlines to approve FAA approved repair stations and aviation parts suppliers regularly audit and accredit our operations. If the CASE revokes or suspends material authorizations or approvals, our operations will be delayed and we may lose potential sales of our services or products while we attempt to obtain the necessary authorizations or approvals. As the Company attempts to commence operations in countries in which it has not previously operated, it will need to obtain new certifications and approvals. In addition, if new and more stringent regulations are adopted by foreign or domestic regulatory agencies, or oversight of the aviation industry is increased in the future, we may have to spend additional funds to comply with these new regulations. Delivery of our services and/or products may be delayed as we attempt to comply with the new regulations and we may have to increase prices of our services and/or products to offset the costs of complying with the new regulations, both of which could cause us to lose sales to our customers.

OUR COMPETITIVENESS MAY DECREASE IF WE DO NOT RENEW AGREEMENTS WITH OUR KEY SUPPLIERS

    We purchase from our suppliers landing gear spare parts and components for a variety of fixed wing aircraft and helicopters. We have separate 10-year agreements that each expire in October 2006 with: (i) Dunlop Limited, Aviation Division; (ii) Dunlop Limited, Precision Rubber; and (iii) Dunlop Equipment Division. Under two of these agreements, we purchase discounted parts for resale and repair from Dunlop. For the year ended December 31, 1999, Dunlop accounted for approximately $4,940,000 and for the year ended December 31, 1998, Dunlop accounted for approximately $4,513,000 of the spare parts and components that we purchased in such periods. Our single largest supplier during 1999 was Boeing, who provided us $8,898,000 of spare parts and components. If any one of these divisions of Dunlop fails to renew its agreement on similar terms when it expires or if we are unable to secure spare parts and components from Boeing on similar or more favorable terms we may have difficulty in finding a supplier of these parts on terms as favorable as with Boeing or Dunlop. Agreements with new suppliers may cost more money and may take time to find and therefore could delay sales to our customers or increase the cost of our products and/or services thereby reducing our competitiveness.

    In addition, we have agreements with Messier Services, SAMM and Eurocopter France that enable us to purchase new aircraft parts at discounts from list price. Many of our supplier agreements, other than our agreements with Dunlop, are short-term and the supplier can terminate them upon providing ninety days prior written notice. If any of these suppliers terminate their agreements, our competitive advantage will be reduced if we are unable to replace these agreements with new agreements on terms at least as favorable.

IF WE LOSE ONE OF OUR MAIN FOUR CUSTOMERS OUR REVENUES COULD DECREASE

    American Airlines, British Airways, Federal Express and the United States Coast Guard ("USCG") have been our only customers accounting for more than 10% of sales during the last three years. Some of Hawker's long-term service agreements may be terminated by the customers upon providing Hawker with 90 days' prior written notice, and Hawker's agreement with the USCG is subject to termination at any time at the convenience of the government. In addition, Hawker's sales are made primarily on the basis of purchase orders rather than long-term agreements. Hawker expects that a small number of customers will continue to account for a substantial portion of its sales for the foreseeable future. If one of these customers were to cease using Hawker's products or choose to place a portion of its purchase orders with one of Hawker's competitors, Hawker's revenues would significantly decrease unless Hawker were able to increase its sales to its other customers or find new customers to replace the lost orders.

OUR CREDIT RISK IS CONCENTRATED MAINLY AMONG FOUR CUSTOMERS

    At December 31, 1999 the Company's total accounts receivable were broken down as follows: 10.3% was associated with American Airlines, 16.0% was associated with British Airways and 6.0% was associated with Federal Express. At December 31, 1998 the Company's total accounts receivable were broken down as follows: 10.2% was associated with American Airlines, 25.7% was associated with British Airways and 19.4% was associated with Federal Express. Although Hawker has not had any material difficulties in collecting its accounts receivable during the past three years, if Hawker was unable to collect any material amount of its receivables under it service agreements and could not offset this inability with new purchase orders from other customers, it would suffer a significant decrease in revenue.

ENVIRONMENTAL REGULATIONS MAY INCREASE OUR COST OF OPERATIONS

    Our operations are subject to extensive and frequently changing federal, state and local environmental laws and substantial related regulation by government agencies, including the EPA, the California Environmental Protection Agency and the United States Occupational Safety and Health Administration. Among other matters, these regulatory authorities impose requirements that regulate the operation, handling, transportation and disposal of hazardous materials that we generate during the normal course of our operations, govern the health and safety of our employees and require us to obtain and maintain permits in connection with our operations. This extensive regulatory framework imposes significant compliance burdens and risks which substantially affect our operational costs. In addition, we may become liable for the cost of removal or remediation of certain hazardous substances released on or in our facilities without regard to whether we knew of, or caused, the release of such substances. We believe that we currently are materially complying with applicable laws and regulations and do not know of any material environmental problem at any of our current or former facilities. We cannot assure you, however, that our prior activities did not create a material problem for which we may be responsible or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulation, or an increase in the amount of hazardous substances generated by our operations) will not result in material environmental liability to us and materially and adversely affect our financial condition and results of operations. Our plating operations, which use a number of hazardous materials and generate a significant volume of hazardous waste, increase our regulatory compliance burden and compound the risk that we may encounter a material environmental problem in the future. Furthermore, compliance with laws and regulations in foreign countries in which we locate our operations may increase our operating costs or otherwise adversely affect our results of operations or financial condition.

SHORTAGES OF SUPPLY AND INVENTORY OBSOLESCENCE MAY AFFECT OUR SALES

    Hawker's inventory consists principally of new, overhauled, serviceable and repairable aircraft landing gear parts and components that it purchases primarily from OEMs, parts resellers and customers. We believe we maintain a sufficient supply of inventory to meet our current and immediately foreseeable production schedule. However, we may fail to order sufficient parts in advance to meet our work requirements, a particular part may be unavailable when we need it from our suppliers or we unexpectedly may receive one or more large orders simultaneously for repair and overhaul services. As a result, we may on occasion face parts shortages that delay our production schedule and prevent it from meeting required turnaround times. Delays or failure to meet turnaround times could cause us to lose purchase orders or customers. In addition, regulatory standards may change in the future, causing parts which are currently included in our inventory to be scrapped or modified. Aircraft manufacturers may also develop new parts to be used in lieu of parts already contained in our inventory making these parts no longer saleable or requiring us to modify them. In all such cases, to the extent that we have these parts or excess parts in our inventory, their value would be reduced, requiring us to lower the price charged to our customers for products or services which include these parts or increase the price to offset the costs of modifications.

OUR BUSINESS EXPOSES US TO PRODUCT LIABILITY CLAIMS

    Hawker's business exposes it to possible claims for personal injury, death or property damage which may result from the failure or malfunction of landing gears, hydromechanical components or aircraft spare parts that we repair or overhaul. Many factors beyond our control could lead to liability claims, including the failure of the aircraft on which landing gear or hydromechanical components we overhaul is installed, the reliability of the customer's operators of the aircraft and the maintenance of the aircraft by the customer. We have not experienced any material product liability claims related to our products. We currently have in force aviation products liability and premises insurance and we believe this insurance provides coverage in amounts and on terms that are generally consistent with industry practice. However, we cannot assure you that the amount of product liability insurance that we carry at the time a product liability claim is made will be sufficient to protect us. If the amount of product liability insurance we carry is insufficient to cover a particular claim, Hawker may be required to cover some of the costs of such claim which would reduce our net income.

SERIES C PREFERRED STOCKHOLDERS MAY BE ABLE TO ACQUIRE SIGNIFICANT AMOUNTS OF COMMON STOCK

    The conversion price of the Series C preferred stock depends on the trading price of the common stock. See "Descriptiton Of Our Capital Stock--Preferred Stock." When the trading price of the common stock falls, the conversion price of the Series C also declines. If the trading price of the common stock falls to a sufficiently low level and the holders of the Series C choose to convert their preferred stock at that time, they may be able to gain control of Hawker as they would be able to purchase a significant number of shares of common stock.

THE SERIES C PREFERRED STOCKHOLDERS MAY BE ABLE TO SELL THEIR SHARES AT A PROFIT WHEN THE COMMON STOCK TRADING PRICE IS IN DECLINE

    The Series C is convertible into common stock at fluctuating conversion rates, including rates that are below fair market value. Through March 10, 2000 the holders of Series C may convert their shares at a fixed conversion price of $7.37. Thereafter, the holders of Series C may convert a portion of their shares at the lower of $7.37 and a discount from the market price. The formula for and the portion of shares which can be converted at the discounted trading price are described in more detail under "Selling Shareholders--Deephaven Financing", "--Selling Shareholder Table" and "Description Of Our Capital Stock--Preferred Stock." If the holders of the Series C convert at a discount to the market and sell, they may be able to profit from the transaction even if the effect of their sales is to lower the market price.

OUR STOCK PRICE HAS BEEN VOLATILE OVER THE PAST YEAR

    In recent years, the stock market has experienced significant price and volume fluctuations. These fluctuations, which are often unrelated to the operating performances of specific companies, have had a substantial effect on the market price of stocks, particularly for many small capitalization companies. Accordingly, the factors described in this Risk Factors section or market conditions in general have caused the market price of our common stock to fluctuate, perhaps substantially. Over the last 12 months, the trading price of the common stock has ranged from $4.750 to $7.250.

EFFECT OF YEAR 2000 NONCOMPLIANCE

    The year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of our programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculation or system failures. It cost us approximately $200,000 to address our year 2000 issues during 1999. In addition, we have been working with our external suppliers, vendors and service providers to ensure that their systems will be able to support and interact with our server and network. We believe that our mainframe database and operating systems are year 2000 compliant and to date our systems have not experienced any adverse impact due to the year 2000 issue. We do not expect any operational problems to arise from the year 2000 issue.

                                USE OF PROCEEDS

    We will bear the costs and expenses of registering the shares offered by the selling shareholders, which are estimated at $55,000. Other than the exercise of the warrants described herein (to the extent they may be exercised), we will not receive any of the proceeds from the sale of the shares offered by the selling shareholders. The holders of the warrants are not obligated to exercise the warrants, and we cannot assure you that they will choose to do so. If all of the warrants are exercised in full, we will receive $2,854,228 upon exercise. We intend to use any proceeds we receive from the exercise of warrants for working capital and general corporate purposes.

    The proceeds raised in the $3 million financing with Deephaven described below were used for our operations and for general working capital purposes.

                              SELLING SHAREHOLDERS

DEEPHAVEN FINANCING


    Deephaven purchased an aggregate of $3 million of 8% Series C Convertible preferred stock and warrants from Hawker in a private placement transaction which closed on December 10, 1999. As part of that private placement, Deephaven was issued preferred stock that may be converted into our common stock and warrants to acquire 125,000 shares of our common stock ("Deephaven Warrants"). The Deephaven Warrant was recorded at its fair value of $286,000. The preferred stock and the Deephaven Warrants are described in more detail under "Description of Our Capital Stock." Holders of the preferred stock and the Deephaven Warrants may not convert their securities into shares of our common stock if after the conversion of all the outstanding Series C preferred stock and the Deephaven Warrants the holder, together with any of its affiliates, would beneficially own over 4.999% of the outstanding shares of our common stock. This restriction may be waived by the holder on not less than 61 days' notice to Hawker. Since the number of shares of our common stock issuable upon conversion of the preferred stock will change based upon fluctuations of the market price of our common stock prior to a conversion, the actual number of shares of our common stock that will be issued under the preferred stock, and consequently the number of shares of our common stock that will be beneficially owned by Deephaven, cannot be determined at this time. Because of this fluctuating characteristic, we agreed to register a number of shares of our common stock that exceeds the number of shares beneficially owned by Deephaven. If there is a decline in the share price of the common stock which requires us to issue over 1,433,881 shares of common stock if Deephaven converted its shares of preferred stock, we would be required to file another registration statement to register that number of shares which are over 1,433,881. The number of shares of our common stock listed in the table below as being beneficially owned by Deephaven includes the shares of our common stock that are issuable to them, subject to the 4.999% limitation, upon conversion of their preferred stock and exercise of the Deephaven Warrants. However, the 4.999% limitation would not prevent Deephaven from acquiring and selling in excess of 4.999% of our common stock through a series of conversions and sales under the preferred stock and acquisitions and sales under the warrants.



    In connection with the financing by Deephaven, warrants to purchase 50,000 shares of our common stock at $2.85 per share ("Brighton Warrants") were issued to Brighton Capital, Ltd., which underlying shares of common stock are being registered in this prospectus. The warrant was recorded at its fair value of $240,000.


IPO WARRANTS

    In connection with our initial public offering in 1998, we issued warrants to purchase up to 222,716 of our shares of common stock ("IPO Warrants") to the underwriters in that offering. The holders of the IPO Warrants are registering the shares underlying the warrants pursuant to their piggyback registration rights in this prospectus.

SELLING SHAREHOLDER TABLE

    The following table sets forth certain information regarding the beneficial ownership of our common stock by the selling shareholders on April 1, 2000. To our knowledge, each of the selling shareholders has sole voting and investment power with respect to the shares of common stock shown, subject to applicable community property laws.

                                             BENEFICIAL OWNERSHIP                      BENEFICIAL OWNERSHIP
                                              BEFORE OFFERING(1)       NUMBER OF        AFTER OFFERING(1)
                                           -------------------------    SHARES        ----------------------
                                           NUMBER OF                     BEING        NUMBER OF
SELLING SHAREHOLDER                         SHARES        PERCENT(2)    OFFERED        SHARES     PERCENT(2)
-------------------                        ---------      ----------   ---------      ---------   ----------
Everen Securities, Inc./First Union
  Securities, Inc.......................    111,722(3)        1.9%       111,722       -0-             --
David Enzer.............................     48,315(3)(4)        *        48,315       -0-             --
Basil Horner............................     12,000(3)           *        12,000       -0-             --
The Seidler Companies Incorporated......     13,929(3)           *        13,929       -0-             --
Kerry Cotter............................     41,750(3)           *        41,750       -0-             --
Deephaven Private Placement Trading
  Ltd...................................    306,395(5)      4.999%     1,558,881(6)    -0-             --
Brighton Capital Ltd.(4)................     45,000              *        45,000       -0-             --

------------------------

*   Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding, including for purposes of computing the percentage ownership of the person holding such option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

(2) Included as outstanding for this purpose are 5,822,722 shares outstanding on April 1, 2000, plus, in the case of each of these selling shareholders, the shares issuable upon exercise and conversion of the warrants and/or shares of convertible preferred stock held by such selling shareholder (but not including shares issuable upon exercise or conversion of any other warrants, convertible preferred stock or other securities held by any other person).

(3) Issuable upon exercise of warrants.

(4) Brighton transferred 5,000 Brighton Warrants to David Enzer.

(5) The number of shares of our common stock listed in this table as being beneficially owned by Deephaven includes the shares of our common stock that are issuable to them, subject to the 4.999% limitation, upon conversion of their preferred stock and exercise of the Deephaven Warrants. However, the 4.999% limitation would not prevent Deephaven from acquiring and selling in excess of 4.999% of our common stock through a series of conversions and sales under the preferred stock and acquisitions and sales under the warrants.

(6) Pursuant to the agreement with Deephaven, we are required to register 200% of the number of shares of common stock as would be issuable upon conversion in full of 100% of their preferred shares, assuming for such purposes their preferred shares are outstanding for three years.

    Deephaven Private Placement Trading Ltd. is a private investment fund that is owned by its investors and that is managed by Deephaven Capital Management LLC. Deephaven Capital Management LLC has voting and investment control over the shares listed above owned by Deephaven Private Placement Trading Ltd. Deephaven Capital Management LLC is an indirect subsidiary of Knight/Trimark Group, Inc.

    Deephaven Private Placement Trading Ltd. has represented to us that:

    - they acquired our securities listed above in the ordinary course of business, and

    - they did not have any agreement or understanding, directly or indirectly, with any person to distribute the securities at the time that the securities being registered above were acquired.

                              PLAN OF DISTRIBUTION

    The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

    - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

    - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

    - an exchange distribution in accordance with the rules of the applicable exchange;

    - privately negotiated transactions;

    - short sales;

    - broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

    - a combination of any such methods of sale; and

    - any other method permitted pursuant to applicable law.

    The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

    The selling shareholders may also short sell against the box, put and call and otherwise transact in our securities or derivatives and may sell or deliver shares in connection with these trades. The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

    Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to sell the shares. The selling shareholders may pay commissions or discounts to broker-dealers (or, if any broker-dealer acts as agent for the purchaser of shares, the purchaser may) in amounts to be negotiated. The selling shareholders do not expect to pay higher commissions and discounts than customary for these transactions.

    The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" as defined in the Securities Act in connection with sales of the shares. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

    The costs, expenses and fees in connection with the registration of the shares of common stock offered hereby will be borne by us. Commissions, discounts and transfer taxes, if any, attributable to the sales of the common stock will be borne by the selling shareholders. The selling shareholders have agreed or may agree to indemnify us or any underwriter, as the case may be, and any of their respective affiliates, directors, officers and controlling persons, against certain liabilities in connection with the offering of the common stock pursuant to this Registration Statement, including liabilities arising under the Securities Act. In addition, we have agreed to indemnify the selling shareholders or any underwriter, as the case may be, and any of their respective affiliates, directors, officers and controlling persons, against certain liabilities in connection with the offering of the common stock pursuant to this prospectus, including liabilities arising under the Securities Act.

    Hawker must pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling shareholders. We will indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                        DESCRIPTION OF OUR CAPITAL STOCK

    As of the date of this prospectus, our authorized capital stock consists of 20,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value.

COMMON STOCK

    As of April 1, 2000, 5,822,722 shares of common stock were outstanding, held of record by 34 registered shareholders. The holders of common stock have one vote for each share held of record on all matters submitted to a vote of the shareholders and may cumulate their votes in the election of directors if they give the required notice. Subject to preferences of shares of preferred stock issued in the future, holders of common stock are entitled to receive ratably any dividends declared by the board of directors out of legally available funds. Our shareholders currently may cumulate their votes for the election of directors so long as at least one shareholder has given notice at the meeting of shareholders prior to the voting for directors. Cumulative voting means that in any election of directors, each shareholder may give one candidate or may distribute among any of the candidates a number of votes equal to the number of directors to be elected multiplied by the number of shares held by that shareholder. Cumulative voting will no longer be required or permitted under the Amended and Restated Articles of Incorporation, as amended at such time as
(i) our shares of common stock are listed on the Nasdaq National Market and we have at least 800 holders of our equity securities as of the record date of our most recent annual meeting of shareholders or (ii) our shares of common stock are listed on the New York Stock Exchange or the American Stock Exchange. At that time, we may divide the board of directors into classes of directors. In the event of a liquidation, dissolution or winding up of Hawker, holders of the common stock are entitled to share ratably with the holders of any then outstanding preferred stock in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock we have issued in the initial public offering are, fully paid and nonassessable.

PREFERRED STOCK

    The board of directors has authority to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any future vote or action by the shareholders. The rights of any preferred stock that may be issued in the future will be senior to and may adversely affect the rights of the holders of the common stock. If preferred stock is issued, it could become more difficult for a third party to acquire a majority of our outstanding voting stock and thereby delay, defer or prevent a change in control of Hawker. Furthermore, this preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance of this preferred stock could materially adversely effect the market value of the common stock.

    SERIES B

    In March 1999, we adopted a Rights Agreement and in connection with which we created a Series B Junior Participating preferred stock ("Series B"). No shares of Series B are currently outstanding.

    SERIES C

    In connection with the $3,000,000 financing, we issued 300 shares of 8% Series C Convertible preferred stock ("Series C") to Deephaven. The Series C is senior to the Series B and the common stock in dividends and liquidation. The Series C is convertible into common stock at fluctuating conversion rates, including rates that are below fair market value based upon a formula contained in the Certificate of Determination for the Series C.

    Holders of the Series C may not convert their securities into shares of our common stock if after the conversion the holder, together with any of its affiliates, would beneficially own over 4.999% of the outstanding shares of our common stock. This restriction may be waived by the holder on not less than 61 days' notice to Hawker.

    The holders of the Series C may initially convert their stock at a fixed conversion price of $7.37 per share from December 10, 1999 through March 10, 2000. Beginning March 11, 2000, the Series C is convertible pursuant to the schedule set forth below. The variable conversion price means the product obtained by multiplying the discount rate and the average of the five lowest per share closing bid prices during the 30 trading days immediately preceding the applicable conversion date. The discount rate is 88% from March 11, 2000 through June 10, 2000; 84% from June 11, 2000 through October 10, 2000; and 80% after October 11, 2000.

    Each holder of Series C may convert its shares according to the following schedule:

    (1) from December 10, 1999 through March 10, 2000, the holder may convert its shares at $7.37, the fixed conversion price;

    (2) from March 11, 2000 through April 10, 2000, the holder may convert up to 5% of its shares at the variable conversion price and the rest at $7.37;

    (3) from April 11, 2000 through May 10, 2000, the holder may convert an additional 5% of its shares, or up to 10% if no shares were converted prior to such date, at the variable conversion price and the rest at $7.37;

    (4) from May 11, 2000 through June 10, 2000, the holder may convert an additional 10% of its shares, or up to 20% if no shares were converted prior to such date, at the variable conversion price and the rest at $7.37;

    (5) from June 11, 2000 through July 10, 2000, the holder may convert an additional 15% of its shares, or up to 35% if no shares were converted prior to such date, at the variable conversion price and the rest at $7.37;

    (6) from July 11, 2000 through August 10, 2000, the holder may convert an additional 20% of its shares, or up to 55% if no shares were converted prior to such date, at the variable conversion price and the rest at $7.37;

    (7) from August 11, 2000 through September 10, 2000, the holder may convert an additional 20% of its shares, or up to 75% if no shares were converted prior to such date, at the variable conversion price and the rest at $7.37;

    (8) from September 11, 2000 through October 10, 2000, the holder may convert an additional 20% of its shares, or up to 95% if no shares were converted prior to such date, at the variable conversion price and the rest at $7.37; and

    (9) from October 11, 2000, the holder may convert all its shares at the lower of $7.37 and the variable conversion price.

    Upon the request of any holder of Series C, we must redeem the Series C of that holder, and any underlying shares of common stock issued within 45 days of the occurrence of, among other things, the following events: (a) the SEC fails to declare effective the registration statement registering the shares of common stock underlying the Series C within 180 days of the issuance of the Series C;
(b) the SEC
suspends the effectiveness of the registration statement for more than 10 days;
(c) the common stock ceases to be listed on Nasdaq, NYSE, Amex or Nasdaq SmallCap Market; or (d) Hawker experiences a change of control or agrees to sell over 50% of its assets. The redemption feature calls for the preferred stock to be redeemed, under certain circumstances, for 125% of the stated value ($3,750,000) and as such the preferred stock is being accreted to $3,750,000 over a 180 day period which extends from December 1999 until June 2000. This accretion is charged to retained earnings, similar to a preferred dividend, as a reduction of earnings (loss) to common shares.

    Series C provides for a multiple-step beneficial conversion feature, which has been valued for financial statement purposes at $750,000. The resulting discount on the Series C will be amortized over a 180 day period which extends from December 1999 until June 2000, and charged to retained earnings, similar to a preferred dividend, as a reduction of earnings (loss) to common shares.

WARRANTS

    We have issued and outstanding IPO Warrants to purchase up to 222,716 shares of common stock at $8 per share; Brighton Warrants to purchase up to 50,000 shares of common stock at $2.85 per share; and Deephaven Warrants to purchase up to 125,000 shares of common stock at $7.37 per share. All of the warrants contain net exercise provisions.

STOCK TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation, Glendale, California.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    Hawker's articles provide that, pursuant to the California Corporations Code, the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by, or in the right of, Hawker for breach of a director's duties to Hawker or its shareholders. This provision in the articles does not eliminate the directors' fiduciary duty and does not apply for the following liabilities:
(i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interest of Hawker or its shareholders or that involve the absence of good faith on the part of the director; (iii) for any transaction from which a director derived an improper personal benefit;
(iv) for acts or omissions that show a reckless disregard for the director's duty to Hawker or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to Hawker or its shareholders;
(v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to Hawker or its shareholders; (vi) with respect to certain transactions or the approval of transactions in which a director has a material financial interest; and
(vii) expressly imposed by statute for approval of certain improper distributions to shareholders or certain loans or guarantees. This provision also does not limit or eliminate the rights of Hawker or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. Hawker's Amended and Restated Bylaws require Hawker to indemnify its officers and directors to the full extent permitted by law, even if indemnification would otherwise be discretionary. Among other things, the bylaws require Hawker to indemnify directors and officers against certain liabilities that may arise because of their status or service as directors and officers. The bylaws allow Hawker to advance expenses they incur due to any proceeding against them as to which they could be indemnified.

    Hawker believes that it is the position of the SEC that insofar as the foregoing provision may be invoked to disclaim liability for damages arising under the Securities Act, the provision is against public policy as expressed in the Securities Act and is therefore unenforceable. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.

    Hawker has entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement requires Hawker to indemnify the indemnitee against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of his performance as a director or officer, other than an action instituted by the director or officer. Such indemnification is available if the indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Hawker, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. Each indemnification agreement requires Hawker to indemnify the indemnitee in all cases to the fullest extent permitted by applicable law. Each indemnification agreement permits the subject director or officer to bring suit to recover amounts due under the indemnification agreement and to recover the expenses of the suit if he is successful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Hawker pursuant to the foregoing provisions, Hawker has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Hawker believes that the indemnification provision of its articles and bylaws are necessary to attract and retain qualified directors and officers.

                                 LEGAL MATTERS

    The validity of the shares offered hereby has been passed upon by Troy & Gould Professional Corporation, Los Angeles, California.

                                    EXPERTS

    Ernst & Young, LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young, LLP's report, given on their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We file reports and other information with the SEC in accordance with the Exchange Act. You can inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: Seven World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Chicago, Illinois 60661. You can obtain copies of such material from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or electronically at the SEC's site on the World Wide Web at http:/www.sec.gov.

    Additional information regarding us and the shares of common stock offered by the selling shareholders is contained in the registration statement, which includes this prospectus, and the attached exhibits, which is filed is with the SEC under the Securities Act of 1933, as amended. You can inspect and copy the registration statement and attached exhibits at prescribed rates at the office of the SEC at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549 or electronically at http:/www.sec.gov. Each statement in this prospectus about provisions of any document is qualified by, and you should refer to, the copy of the document filed as an exhibit or schedule to the registration statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    This prospectus incorporates by reference the following documents filed by Hawker (Commission File No. 0-29490) with the SEC under the Exchange Act:
(a) Hawker's Annual Report on Form 10-K for the year ended December 31, 1999, as amended; (b) Hawker's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; (c) Hawker's Quarterly Report on Form 10-Q, as amended, for the quarter ended June 30, 1999; Hawker's Quarterly Report on Form 10-Q for the quarter ended September 30,1999; (d) all other reports filed pursuant to
Section 13(a) or 15(d) of the Exchange Act since the end of fiscal 1999;
(e) the description of Hawker's common stock contained in Hawker's Registration Statement on Form 8-A (Reg. No. 0-29490) under the Exchange Act; and (f) the description of Hawker's preferred share purchase rights and Series B Junior Participating preferred stock contained in Hawker's Registration Statement on Form 8-A, filed March 23, 1999, as amended April 7, 1999, under the Exchange Act; and including any amendment or report subsequently filed by Hawker for the purpose of updating the descriptions under (e) and (f).

    All documents filed by Hawker pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such documents. If a statement made in a document is referred to and has been modified or superseded in this prospectus, please rely on the statement made in this prospectus.

    On request, we will provide, without charge, to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of the documents which are referred to in this prospectus (other than exhibits to such documents that are not specifically incorporated by reference in such documents). You should request copies from Phil Panzera, telephone number (818) 765-6201 at Hawker Pacific Aerospace, 11240 Sherman Way, Sun Valley, California 91352.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING
HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SECURITYHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER
ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
The Company...........................      2
Forward Looking Statements............      2
Risk Factors..........................      2
Use of Proceeds.......................      7
Selling Shareholders..................      7
Plan of Distribution..................      9
Description of Our Capital Stock......     10
Legal Matters.........................     13
Experts...............................     13
Available Information.................     13
Incorporation of Certain Documents by
  Reference...........................     14

                                  COMMON STOCK

                                 HAWKER PACIFIC
                                   AEROSPACE

                                1,831,597 SHARES
                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                  MAY   , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The Company estimates that expenses in connection with the distributions described in this Registration Statement will be as set forth below. Such costs and expenses shall be borne by the Company. Any commissions, discounts and transfer taxes, if any, attributable to the sales of the shares being registered hereunder will be borne by the Selling Securityholders.

SEC registration fee........................................  $ 3,296
Nasdaq filing...............................................  $17,500
Printing expenses...........................................  $ 1,000
Accounting fees and expenses................................  $ 6,000
Legal fees and expenses.....................................  $24,500
Miscellaneous...............................................  $ 2,704
                                                              -------
    Total...................................................  $55,000
                                                              =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Amended and Restated Articles of Incorporation, as amended ("Amended Articles"), provide that, pursuant to the California Corporations Code, the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by, or in the right of, the Company for breach of a director's duties to the Company or its shareholders. This provision in the Amended Articles does not eliminate the directors' fiduciary duty and does not apply for certain liabilities: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interest of the Company or its shareholders or that involve the absence of good faith on the part of the director; (iii) for any transaction from which a director derived an improper personal benefit; (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders; (vi) with respect to certain transactions or the approval of transactions in which a director has a material financial interest; and (vii) expressly imposed by statute for approval of certain improper distributions to shareholders or certain loans or guarantees. This provision also does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. The Company's Amended and Restated Bylaws require the Company to indemnify its officers and directors to the full extent permitted by law, including circumstances in which indemnification would otherwise be discretionary. Among other things, the Bylaws require the Company to indemnify directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers and allows the Company to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

    The Company believes that it is the position of the Commission that insofar as the foregoing provision may be invoked to disclaim liability for damages arising under the Securities Act, the provision is against public policy as expressed in the Securities Act and is therefore unenforceable. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company has entered into indemnification agreements ("Indemnification Agreement(s)") with each of its directors and executive officers. Each such Indemnification Agreement provides that the Company will indemnify the indemnitee against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of the performance of his duties as a director or officer, other than an action instituted by the director or officer. Such indemnification is available if the indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. The Indemnification Agreements require that the Company indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law. Each Indemnification Agreement permits the director or officer that is party thereto to bring suit to seek recovery of amounts due under the Indemnification Agreement and to recover the expenses of such a suit if he is successful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. The Company believes that its Amended Articles and Bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

ITEM 16.  EXHIBITS

    The following exhibits are filed herewith or incorporated by reference as a part of this Registration Statement:

     3     Certificate of Determination for 8% Series C Convertible
             Preferred Stock as filed with the California Secretary of
             State on December 9, 1999.*

     4.1   Copy of Warrant to purchase 50,000 shares issued to Brighton
             Capital, Ltd. dated December 10, 1999.*

     4.2 Copy of Warrant to purchase 125,000 shares issued to Deephaven Private Placement Trading Ltd. dated
             December 10, 1999.*

     5     Opinion of Troy & Gould Professional Corporation.**

    10.1   Convertible Preferred Stock Purchase Agreement dated
             December 10, 1999 between the Company and Deephaven
             Private Placement Trading Ltd.**

    10.2 Registration Rights Agreement dated December 10, 1999 between the Company and Deephaven Private Placement
             Trading Ltd.*

    10.3   Waiver and Amendment No. 2 to the Loan and Security
             Agreement.**

    10.4   Waiver and Amendment No. 3 to the Loan and Security
             Agreement, dated February 16, 2000. (1)

    10.5   Waiver and Amendment No. 4 to the Loan and Security
             Agreement, dated March 27, 2000. (1)

    23.1 Consent of Troy & Gould Professional Corporation (included in Exhibit 5).**

    23.2   Consent of Ernst & Young LLP (filed herewith).

    24     Power of Attorney (included on page II-5 hereof).*

------------------------

* Previously filed as an exhibit to this Registration Statement on Form S-3 (File No. 333-93391) on December 22, 1999.

** Previously filed as an exhibit to this Registration Statement on Form S-3 (File No. 333-93391) on February 1, 2000.

(1) Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1999, and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

    (a) The undersigned Company hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (d) The undersigned Company hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sun Valley, State of California, on May 9, 2000.

                                                       HAWKER PACIFIC AEROSPACE

                                                       BY:              /S/ PHILIP PANZERA
                                                            -----------------------------------------
                                                                          Philip Panzera
                                                                   EXECUTIVE VICE PRESIDENT AND
                                                                     CHIEF FINANCIAL OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                          *
     -------------------------------------------       Chairman of the Board             May 9, 2000
                  Daniel J. Lubeck

                                                       Chief Executive Officer
                          *                              (Principal Executive
     -------------------------------------------         Officer), President and         May 9, 2000
                   David L. Lokken                       Director

                 /s/ PHILIP PANZERA                    Executive Vice President
     -------------------------------------------         (Principal Financial and        May 9, 2000
                   Philip Panzera                        Accounting Officer)

                          *
     -------------------------------------------       Director                          May 9, 2000
                  Scott W. Hartman

                          *
     -------------------------------------------       Director                          May 9, 2000
                   John G. Makoff

     -------------------------------------------       Director                          May 9, 2000
                Daniel C. Toomey, Jr.

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
     -------------------------------------------       Director                          May 9, 2000
                   Mellon C. Baird

     -------------------------------------------       Director                          May 9, 2000
                  Joel F. McIntyre

*By:                   /s/ PHILIP PANZERA
             --------------------------------------
                         Philip Panzera
                        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER
---------------------
         3              Certificate of Determination for 8% Series C Convertible
                          Preferred Stock as filed with the California Secretary of
                          State on December 9, 1999.*

         4.1            Copy of Warrant to purchase 50,000 shares issued to Brighton
                          Capital, Ltd. dated December 10, 1999.*

         4.2            Copy of Warrant to purchase 125,000 shares issued to
                          Deephaven Private Placement Trading Ltd. dated
                          December 10, 1999.*

         5              Opinion of Troy & Gould Professional Corporation.**

        10.1            Convertible Preferred Stock Purchase Agreement dated
                          December 10, 1999 between the Company and Deephaven
                          Private Placement Trading Ltd.**

        10.2            Registration Rights Agreement dated December 10, 1999
                          between the Company and Deephaven Private Placement
                          Trading Ltd.*

        10.3            Waiver and Amendment No. 2 of Loan and Security Agreement.**

        10.4            Waiver and Amendment No. 3 to the Loan and Security
                          Agreement, dated February 16, 2000. (1)

        10.5            Waiver and Amendment No. 4 to the Loan and Security
                          Agreement, dated March 27, 2000. (1)

        23.1            Consent of Troy & Gould Professional Corporation (included in Exhibit 5).**

        23.2            Consent of Ernst & Young, LLP (filed herewith).

        24              Power of Attorney (included on page II-5 hereof).*

------------------------

* Previously filed as an exhibit to this Registration Statement on Form S-3 (333-93391) on December 22, 1999.

** Previously filed as an exhibit to this Registration Statement on Form S-3 (333-93391) on February 1, 2000.

(1) Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1999, and incorporated herein by reference.